SCHEDULE 14A
                 Information Required in Proxy Statement

                         SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a)
                of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section number 240.14a-11(c) or section number 240.14a-12

                              MLX CORP.
            (Name of Registrant as Specified In Its Charter)

                              MLX CORP.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           1) Title of each class of securities to which transaction applies:

           2) Aggregate number of securities to which transaction applies:

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>

           4) Proposed maximum aggregate value of transaction.

[FN]
<F1>1  Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1) Amount Previously Paid:

           2) Form, Schedule or Registration Statement No.:

           3) Filing Party:

           4) Date Filed:

[DESCRIPTION]
GRAPHIC #1: Artwork: Heavy Rule Line and MLX Logo
WHERE:      Located on Cover Page - Notice of Annual Meeting of Shareholders

MLX Corp
1000 Center Place
Norcross, Georgia  30093


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MAY 4, 1994


The Annual Meeting of Shareholders of MLX Corp. will be held on May 4, 1994 at 10:00 a.m., EDT at the Georgia International Convention Center, 1902 Sullivan Road, College Park, Georgia (adjacent to the Sheraton Gateway at the Atlanta airport), for the following purposes:

     1. To elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 10, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


                                          By Order of the Board of Directors,


                                          James D. Askren, II, Secretary


Norcross, Georgia
April 5, 1994


The vote of every shareholder is important, and your cooperation in returning your executed proxy promptly will be appreciated. The proxy is revocable and will not affect your right to vote in person if you attend the meeting. It will, however, help to avoid added proxy solicitation costs.

                                MLX Corp.
                            1000 Center Place
                         Norcross, Georgia 30093

                              PROXY STATEMENT
                     for Annual Meeting of Shareholders
                        to be held on May 4, 1994


                                                              April 5, 1994

To the Shareholders:

This Proxy Statement and the enclosed proxy, which is first being mailed to the shareholders on approximately April 5, 1994, is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of MLX Corp. ("MLX" or the "Company") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Georgia International Convention Center, 1902 Sullivan Road, College Park, Georgia (adjacent to the Sheraton Gateway at the Atlanta airport), on May 4, 1994 at 10:00 a.m. EDT, and at any subsequent time which may be necessary by an adjournment or adjournments thereof.

Proxies in proper form received by the time of the meeting will be voted as specified. A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Shares cannot be voted at the meeting unless the holder is present or represented by proxy.

The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of Meeting, Proxy Statement, form of proxy and other soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, is to be borne by the Company. Directors, officers and employees of the Company may also solicit proxies, but without compensation other than their regular compensation, by further mailings, personal conversations or by telephone. The Company may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses incurred in sending the proxy materials to principals and beneficial owners.

Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the Record Date. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. The vote required for the election of directors is a plurality of the votes cast at an election, provided a quorum is present. Thus, with respect to the proposal for the election of directors, an abstention or broker non-vote will have no effect.

The Board of Directors, in accordance with the Bylaws, has fixed the close of business on March 10, 1994, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Company was 2,535,950 shares of Common Stock, $.01 par value, each of which is entitled to one vote.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


Principal Shareholders. The following table lists the shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company as of March 10, 1994. The information concerning beneficial ownership was obtained from the Company's records or from filings with the Securities and Exchange Commission on Form 13D.

                                          Amount and Nature of     Percent of
Names and Addresses of Beneficial Owners  Beneficial Ownership        Class
Shareholder Trusts:

Restricted Transfer Trust under Agreement
Dated October 10, 1986, as amended
("Restricted Transfer Trust") c/o MLX.         403,160(1)            15.90%

Voting Trustees under a Voting Trust Agreement
dated December 11, 1984, as amended
("Voting Trust") c/o MLX.                      288,803(2)            11.39%

Other Shareholders, including shares held in above trusts:

Three Cities Holdings Limited                  851,456(3)            33.58%
 c/o Craigmuir Chambers
 P.O. Box 71; Road Town
 Tortola
 British Virgin Islands

The Equitable Life Assurance Society of
   the United States                           178,914(4)            7.06%
 1285 Avenue of the Americas
 New York, New York,  10019

Teribe Limited                                 136,722(5)           5.39%
 c/o Craigmuir Chambers
 P.O. Box 71; Road Town
 Tortola
 British Virgin Islands

William P. Panny
 500 Beach Road, Apt. #201                      134,302(6)          5.30%
 Vero Beach, Florida  32960

(1) The shares of MLX Common Stock included in the Restricted Transfer Trust may not be transferred until the earlier of: (1) when MLX's federal income tax benefits are consumed or expire; (2) for such shorter period as is permitted by applicable law without the loss of any benefit of the federal income tax benefits; or (3) upon the termination of the Voting Trust. The beneficiaries of the Restricted Transfer Trust control the vote of the shares held in the Restricted Transfer Trust and the Company is the sole trustee of the Restricted Transfer Trust. As described in Note 2 below, the Company believes the Voting Trust will soon be terminated in accordance with its terms. Upon termination, the shares held in the trust will be distributed to their beneficial owners, who may vote the shares at the annual meeting of shareholders.

(2) The Voting Trustees are the record holders of 288,803 shares of Common Stock which are held subject to the terms of the Voting Trust. The Voting Trust is administered by four trustees ("Voting Trustees") who act by majority vote. The trustees are William P. Panny (a former executive officer and director of the Company), Robert P. Perkins (a former executive officer and director of the Company), Alfred R. Glancy III (a director of the Company), and W. John Roberts (a director of the Company). The Voting Trust will expire on the earlier of June 30, 1994, or the date selected by the vote of at least three of the Voting Trustees for termination of the Voting Trust. At such time, all the shares then held in the Voting Trust will be distributed to the beneficiaries of the Voting Trust.

     An interpleader action was filed in the U.S. District Court for the Northern District of Georgia on October 9, 1992, by Mr. Alfred R. Glancy III, a director of the Company, as the custodian of the shares of Common Stock held pursuant to the Voting Trust. Mr. Glancy has requested that the court determine whether or not the Voting Trust was effectively terminated as a result of the actions of one of the trustees of the Voting Trust. Upon Mr. Glancy's motion, the interpleader action was dismissed with prejudice on March 11, 1994. Mr. Glancy has indicated that he will distribute the trust shares to their beneficial owners, and the Company has agreed to permit the Voting Trust to terminate. The Company agreed to the termination of the Voting Trust prior to its scheduled expiration (June 30, 1994) because the adoption of share transfer restrictions at last year's annual meeting of shareholders obviated the need for the trust.

(3) Three Cities Holdings Limited has sole and irrevocable power to vote and dispose of 851,456 shares of Common Stock that are owned of record by the following group of investors (the "Investor Group"): Terbem Limited (374,244 shares -- 14.8%), Mitvest Limited (47,107 shares -- 1.9%), Tinvest Limited (201,286 shares -- 7.9%), Bobst Investment Corp. (59,961 shares -- 2.4%), and TCR International Partners, LP (168,858 shares -- 6.7%). Each member of the Investor Group is an investment vehicle established for the purpose of investing in securities of other enterprises in various parts of the world, and the Investor Group acquired the shares of Common Stock as participants in an equity portfolio fund managed by Three Cities Holdings Limited. Three Cities Holdings Limited is the parent company of Three Cities Research, Inc. and an affiliate of Teribe Limited. Shares owned by Teribe Limited are not included in Three Cities Holdings
     Limited's beneficial ownership. Mr. Willem F.P. de Vogel, a director of the Company, is President of Three Cities Research, Inc., and Messrs.
     Uhrig and Wagner, directors of the Company, are Managing Directors of Three Cities Research, Inc. See Notes 5 and 6 under "Directors and Officers." Included in Three Cities Holdings Limited's beneficial ownership are 193,918 shares held in the Restricted Transfer Trust.

(4) Included in the Equitable Life Assurance Society of the United States ("Equitable") beneficial ownership are 107,348 shares owned directly by Equitable and 71,566 shares owned by its wholly-owned subsidiary Equitable Variable Life Insurance Company.

(5) Included in Teribe Limiteds beneficial ownership are 111,722 shares held in the Restricted Transfer Trust, 17,500 shares held subject to an agreement with the Company that Teribe Limited will not dispose of its interest in such shares until June 30, 1994, and 7,500 shares which are not subject to any restrictions. Teribe Limited is an indirectly owned investment subsidiary of Entreprises Quilmes S.A., a Luxembourg holding company whose shares are listed and traded on the Paris and Luxembourg Stock Exchanges. One of the members of the Investor Group described in
     Note 3 above, Tinvest Limited, is a subsidiary of Teribe Limited and is also an affiliate of Three Cities Research, Inc. Teribe Limited disclaims beneficial ownership of the shares owned by Tinvest Limited.

(6) Included in Mr. Pannys beneficial ownership are 68,944 shares held in the Voting Trust, 51,455 shares held in the Restricted Transfer Trust, 4,411 shares in which he has sole voting and investment power, and 9,492 shares in which he has shared voting and investment power with his wife. Excluded from the table are 185 shares directly owned by his wife in which Mr. Panny has no investment or voting power.

Directors and Officers. The following information concerning beneficial ownership of the Common Stock of the Company at March 10, 1994, by directors, executive officers and by directors and executive officers as a group was furnished by the respective directors or officers or obtained from the records of the Company.

                                Exercisable                      Percent of
                                   Stock                           Common
Name or Group                    Options(1)    Other    Total       Stock
Brian R. Esher                    190,400       --     190,400                                        7.0%
Alfred R. Glancy III                  667     3,300(2)   3,967       (7)
S. Sterling McMillan, III             667    14,719(3)  15,386       (7)
W. John Roberts                       667       600(4)   1,267       (7)
Willem F.P. de Vogel                   --     1,950(5)      --       (7)
J. William Uhrig                       --          (6)      --       (7)
H. Whitney Wagner                      --          (6)      --       (7)
Thomas C. Waggoner                  5,833        --      5,833       (7)
Ronald E. Grambo                   13,333     1,948     15,281       (7)
James D. Askren II                  1,333     1,460      2,793       (7)
Theodore R. Kallgren                1,333       124      1,457       (7)
All directors and executive
  officers, including those
  names above (11 persons)        214,233    24,101    236,384       8.4%

<F1>(1)  Includes shares subject to options which are exercisable within sixty days of April 5, 1994.

<F2>(2)  Included in the other amount shown for Mr. Glancy are 3,000 shares in which he has sole voting and investment power, 100 shares owned by his wife and 200 shares owned by his children in which he has no voting or investment power.

<F3>(3)  Included in the other amount shown for Mr. McMillan are 7,126 shares in which he has sole voting and investment power, 600 shares which are owned by his wife in which he has no voting or investment power, 1,150 shares which are owned by his minor children in which he has sole voting and investment power, 1,640 shares held by three trusts in which Mr. McMillan as trustee has sole voting and investment power, 649 shares held by three trusts in which Mr. McMillan as trustee has shared voting and investment power, and 3,552 shares held by a trust in which Mr. McMillan is a possible beneficiary over which he has only advisory voting and investment power. Excluded from the table are 34,095 shares for which Mr. McMillan is an investment advisor and/or trustee with discretionary investing and/or voting power in which Mr. McMillan disclaims any beneficial interest. In 1993, Mr. McMillan failed to report two transactions made by the trust which he is a possible beneficiary on a timely basis pursuant to Section 16(a) of the Securities Exchange Act of 1934.

<F4>(4)  The shares indicated for Mr. Roberts are owned jointly with his wife.

<F5>(5)  Mr. de Vogel is President of Three Cities Research, Inc., a wholly owned subsidiary of Three Cities Holdings Limited and an affiliate of Entreprises Quilmes S.A., which indirectly owns Teribe Limited
         (see Note 5 under "Principal Shareholders"). None of the shares beneficially owned by Three Cities Holdings Limited and Teribe Limited is included in Mr. de Vogels beneficial ownership.

<F6>(6)  Messrs. Uhrig and Wagner are both Managing Directors of Three Cities
         Research, Inc. None of the shares owned by Three Cities Holdings Limited and Teribe Limited is included in the beneficial ownership of Messrs. Uhrig and Wagner.

<F7>(7)  Less than 1%

                            ELECTION OF DIRECTORS

Board of Directors:

The Bylaws of the Company provide for a Board of Directors consisting of from six to ten directors. The Bylaws also provide that the directors, by vote of a majority, have the power, within such limits, to fix the number of directors that shall constitute the whole Board and to fill vacancies for the unexpired term by an affirmative majority vote. The current number of directors is set at seven.

The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to standing Audit and Compensation Committees. The Finance Committee was dissolved on June 2, 1993, and did not meet in 1993. Members of each standing committee are normally elected by the Board at its organizational meeting following the Annual Meeting of Shareholders. The Board of Directors has no nominating committee or other committee which performs a similar function.

Meetings of the Board of Directors:

There were three meetings of the Board of Directors in 1993. In addition to the meetings of the Board of Directors and its committees at which all formal actions are taken, additional time on the part of the Companys directors is required to be expended in the frequent review of Company matters and documents and in numerous communications with the chairman and other executives during periods between meetings.

Committees of the Board of Directors:

The Audit Committee of the Board of Directors, which met two times during 1993, has as its primary responsibilities the selection and recommendation of an independent certified public accounting firm to be appointed by the Board as the Companys independent auditors, to review the scope and results of the audit, and to evaluate the adequacy of and compliance with the Companys internal accounting procedures and controls. The members of the Audit Committee are:

          W. John Roberts - Chairman * S. Sterling McMillan, III
                * Alfred R. Glancy III * J. William Uhrig

The Compensation Committee of the Board of Directors, which did not meet during 1993, has as its primary responsibilities the review of the Companys salary administration program, the review of the salaries of the officers of the Company, and recommendations with respect to such salaries to the full Board, and the review and approval of any recommendations made by management for awards under the Companys Stock Option Plan. The members of the Compensation Committee are:

   Alfred R. Glancy III - Chairman * Willem F.P. de Vogel * W. John Roberts

During 1993, each of the nominees for director attended all of the meetings of the Board and of the committees on which he served except that H. Whitney Wagner did not attend the June 2, 1993 Board meeting.

Nominees for the Board of Directors:

Seven directors are to be elected at the Annual Meeting of Shareholders to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The nominees for election as directors who are named below are willing to be elected and to serve. However, in the event that a nominee at the time of election is unable to serve, or is otherwise unavailable for election, the Board of Directors may select a substitute nominee. Information concerning the business experience of the nominees appears in the following section. The nominees for directors are:

     Brian R. Esher * Alfred R. Glancy III * S. Sterling McMillan, III
          J. William Uhrig * W. John Roberts * H. Whitney Wagner
                          * Willem F.P. de Vogel

IT IS INTENDED THAT PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR (UNLESS OTHERWISE DIRECTED) THE ELECTION OF THE SEVEN NOMINEES NAMED ABOVE.

            BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

The following information with respect to business experience has been furnished by the respective officer, director or nominee for director.

Brian R. Esher, age 45. Chairman, President & Chief Executive Officer of the Company. Director of the Company since February 1991.

Mr. Esher joined the Company as Chairman, President & Chief Executive Officer in February 1991. He was previously employed by Environmental Control Group, Inc., a full service publicly traded hazardous materials abatement consulting, insurance, contracting and product distribution services firm, as its Chairman, President & Chief Executive Officer from September 1989 to January 1991. Previously, Mr. Esher served as Executive Vice President of A.B. Dick Company, a manufacturer and distributor of printing and graphic arts equipment and supplies from August 1988 to March 1989. Prior to this position, he was employed as Senior Vice President of Itek Graphix Corp. from 1985 until its acquisition by A.B. Dick in August 1988. He is also currently employed as Chairman, President and Chief Executive Officer of Pameco Holdings, Inc. See "Compensation Committee Interlocks and Related Transactions."
                               _________

Alfred R. Glancy III, age 56. Chairman, President and Chief Executive Officer of MCN Corporation, a holding company with subsidiaries engaged in natural gas distribution, transmission, storage and technology development and computer operations services. Director of the Company since 1985.

Mr. Glancy joined Michigan Consolidated Gas Company, a subsidiary of MCN, in 1962 and has held the position of Chairman since 1984 and Chief Executive Officer from 1984 until September 1992. In 1988, through a corporate reorganization, Michigan Consolidated Gas Company became a subsidiary of MCN Corporation. Mr. Glancy has been Chairman and Chief Executive Officer since the reorganization. Mr. Glancy is also a director of NBD Bancorp, Inc. and NBD Bank, N.A.
                               __________

Ronald E. Grambo, age 58. President of S.K. Wellman Limited, Inc.

Mr. Grambo joined the Company in 1958 and has held various positions in its engineering and product development areas. In September 1985, Mr. Grambo assumed the position of Vice President and General Manager of The S.K. Wellman Corp. In September 1986, Mr. Grambo assumed the position of President of S.K. Wellman Limited, Inc.
                               __________

S. Sterling McMillan, III, age 55. Vice Chairman of Greenleaf Capital Management, an investment management company. Director of the Company since 1985.

Mr. McMillan has held his current position since 1986. Prior to joining Greenleaf, Mr. McMillan was employed by Cleveland - Cliffs Inc. as Vice President - Finance (1983-1986).
                               __________

W. John Roberts, age 62. Retired Senior Vice President - Finance and Treasurer of the Amerisure Companies, a group of affiliated companies providing multi-line property, casualty and life insurance. Director of the Company since 1985.

Mr. Roberts joined Michigan Mutual Insurance Company, the parent organization for the Amerisure Companies, as Vice President - Finance in 1982 and was Senior Vice President - Finance and Treasurer from 1985 until his retirement in March 1991.
                               __________

J. William Uhrig, age 32. Managing Director of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1993. Mr. Uhrig joined Three Cities in 1984. Prior to December 1991, Mr. Uhrig was the Managing Director of TCR Europe Ltd. Mr. Uhrig has been nominated at the behest of the Investor Group pursuant to the terms of a Nomination Agreement between the Investor Group and the Company. See "Compensation Committee Interlocks and Related Transactions."

Mr. Uhrig received his Master of Business Administration from the University of Chicago in 1984, and graduated from Purdue University in 1982.

Willem F.P. de Vogel, age 43. President of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1986.

Mr. de Vogel joined Three Cities in 1977 and has been the President of Three Cities since 1982. Mr. de Vogel also serves as a director of Computer Associates International.
                               __________

Thomas C. Waggoner, age 49. Vice President and Chief Financial Officer of the Company.

Mr. Waggoner joined the Company in March 1991 as its Vice President and Chief Financial Officer. He was previously employed by Forstmann & Company from 1986 to 1990 as its Vice President and Chief Financial Officer. Prior to that position, he was employed during 1984 and 1985 by Breneman Company as its Vice President of Finance and Administration. From 1971 to 1983 he was employed by Deloitte, Haskins & Sells.
                               __________

H. Whitney Wagner, age 38. Managing Director of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1993. Mr. Wagner joined Three Cities in 1983. Mr. Wagner has been nominated at the behest of the Investor Group pursuant to the terms of a Nomination Agreement between the Investor Group and the Company. See "Compensation Committee Interlocks and Related Transactions."

Mr. Wagner was employed as a Corporate Banking Officer with Chemical Bank prior to joining Three Cities (1978-1983).
                               __________

James D. Askren, II, age 51. Vice President, General Counsel and Secretary of the Company.

Mr. Askren joined the Company as its Vice President, General Counsel and Secretary in April 1991. He also currently serves as President of The Bellefontaine Development Company, a position he has held since 1989. He was previously employed by Recovery Consultants Corporation of Georgia as its General Counsel from 1990 to 1991. Prior to that time, he served as Division and Staff Counsel for Rollins, Inc. from 1975 to 1990. He is also currently employed as Vice President and General Counsel for Pameco Holdings, Inc. See "Compensation Committee Interlocks and Related Transactions."
                               __________

Theodore R. Kallgren, age 32. Vice President of Finance and Treasurer of the Company.

Mr. Kallgren joined the Company in May 1988 and has served as its Vice President of Finance and Treasurer since June 1991. He was previously employed by Ernst & Whinney from 1984 to 1988. He is also currently employed as Chief Financial Officer for Pameco Holdings, Inc. See "Compensation Committee Interlocks and Related Transactions."
                               __________

             REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION SUMMARY

The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Companys Chief Executive Officer and the other two most highly compensated executive officers of the Company, who are the only executive officers whose compensation, including salary and bonus, exceeded $100,000 (determined as of the end of the last fiscal year), for the last three fiscal years of the Company:

                      Summary Compensation Table

                                     Annual Compensation    Long-Term Compensation
                                                           Awards           Payouts  All other
                                                                                      compen-
                                                                                      sation
                                                     Other Restricted Options/ LTIP
Name and Principal Position  Year Salary($) Bonus($) annual  stock    SARs(#) payouts
                                                     compen- award(s)           ($)
                                                     sation    ($)
Brian R. Esher               1993 $106,089 $425,000   $0       $0       -0-     $0      $0
  Chairman, President and    1992  120,329  301,823   -0-      -0-      -0-     -0-     -0-
Chief Executive Officer      1991  357,692  456,000(1) *       -0- 190,400(1)   -0-     -0-
Thomas C. Waggoner           1993 $126,666 $ 60,000   $0       $0    7,500      $0      $0
  Vice President and C       1992  125,000   47,500 27,921(2)  -0-   5,000(3)   -0-     -0-
  Financial Office           1991   95,125   46,500    *       -0-   5,000      -0-     -0-
Ronald E. Gram               1993 $107,226 $ 75,000   $0       $0       -0-     $0 $15,243(4)
  President S.K. Wellma      1992  102,485   65,000   -0-      -0-  20,000(3)   -0-  4,018(4)
  Limited, Inc.              1991   98,310   50,000    *       -0-   6,350      -0-     -0-
*Amounts omitted pursuant to transition rule.

<F1>(1) In 1991, Mr. Esher received a $400,000 bonus upon entering into his employment agreement with the Company on February 11, 1991. He also received a $56,000 bonus based on his performance during the year. Upon entering into his employment agreement with the Comp options to purchase 190,400 shares of the Companys Common Stock (a 1993 reverse stock split).

<F2>(2) In 1991, Mr. Waggoner was reimbursed by the Company for the costs associated with the relocation of his family, sale of his home, and moving of household goods to Atlanta.

<F3>(3) Messrs. Waggoner and Grambo were issued stock options with respect to
        5,000 and 6,350 shares, respectively (as adjusted to account for the 1993 reverse stock split), in 1992 after the completion of the sale of the Refrigeration & Air Conditioning Group, which replaced options for the same number of shares that were granted in 1991. The stock options were reissued with an exercise price at the then market price of the Common Stock.
<F4>(4) In 1992 and 1993, the Company paid $900 for life insurance benefits on Mr. Grambos behalf. Also, pursuant to the profit sharing element of the Companys Defined Contribution Plan, Mr. Grambo received $14,343 in 1993 and $3,118 in 1992.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

President & CEO Compensation

Decisions on compensation and bonus for the President and Chief Executive Officer are made by the three member Compensation Committee of the Board of Directors, each of whom is a non-employee Director.

The compensation provided for in Mr. Eshers initial Employment Agreement, the material terms of which are described in the Summary Compensation Table and in "Employment Agreements with Executive Officers," (see page 14) was based on the Companys tenuous financial condition at the time Mr. Esher was hired and Mr. Eshers background and experience with respect to correcting similarly situated companies. The compensation package negotiated was comparable with similar companies experiencing financial difficulties, and was the result of arms length negotiations with Mr. Esher. The decision to hire Mr. Esher was based, among other things, on the Compensation Committees and the Boards belief that he would help the Company avoid a bankruptcy filing and the costs associated with operating in bankruptcy. The results achieved to date in taking the Company from a deficit equity position of $100 million to the Companys positive equity position of approximately $7.3 million in a relatively short time frame attests to the decision to recruit Mr. Esher. The initial Employment Agreement was amended effective January 1, 1994, and extended on terms reflective of MLXs current financial condition and size. (See page 14).

General

The Companys compensation programs have been designed to enable the Company to attract, motivate and retain senior managers and key employees by providing a total compensation opportunity based upon individual and unit performance. The Companys compensation program provides for competitive base salaries, annual incentive bonus opportunities, competitive benefits (health, life, disability, vacation, and defined contribution retirement) with employee contributions, long term stock options, and participation in Company sponsored profit sharing based upon achievement of operating objectives. This compensation program aligns the interest of the Companys management and its shareholders to build long term value and improve the return to the Companys shareholders.

Salaries

Only the President and CEO of MLX is subject to an employment agreement. All other employees are employed as employees at will. Salaries of other executive officers are determined by the President and CEO (subject to approval by the Compensation Committee) and are based upon salary grades assigned to positions and the relative experience and performance of the individual. Salary grades are reviewed annually and compared to industry and geographic wage and salary surveys.

Typically, individual executives are reviewed annually and their performance evaluated against their objectives for the period of evaluation. Such objectives include measurements of revenue generation, operating profit, asset management, cash flows, cost improvements, quality and customer service, depending upon the responsibilities of the executive.

Bonus Compensation

All executive officers other than the President and CEO are granted bonus opportunities under the Companys Senior Management Discretionary Bonus Plan, which defines the administration and goal measurements of each key position. This plan is updated annually and target bonus opportunities assigned to qualifying managers. Payments are granted annually based upon achievement of goals which are also established annually. Typically these goals include revenue growth, profitability and asset management targets.

Option Grants

The Company uses grants of stock options to its key employees and executive officers to closely align the interests of such employees and officers with the interests of its stockholders. The Companys Stock Option Plan is administered by the Compensation Committee, which determines the persons eligible, the number of shares subject to each grant, the exercise price thereof and the other terms and conditions of the option. Options granted under the Stock Option Plan have an exercise price equal to at least 100% of the market price of the Common Stock on the date that the option is granted, and the term of any option granted cannot exceed five (5) years. Option grants typically vest over a three year period, subject to continued employment.

The Company has made an effort to offer options to key employees and all levels of management, including first line supervisors, in an effort to give them an ownership opportunity to align their goals with those of the Companys shareholders.

Profit Sharing

The Company offers its Defined Contribution Plan (known as a 401(k) Plan) to its employees with a matching contribution of 10% of the first 6% of the employees salary contributed to the plan. The Company added a profit sharing contribution to its 401(k) Plan in 1992 to offset the termination of the S.K. Wellman Defined Benefit Retirement Plan. This change focused all plan participants on achieving the Companys Annual Operating Plan which is the basis for determining funding for this profit sharing contribution. Based upon achievement of its operating plans the Boards of Directors of the S.K. Wellman Subsidiaries vote to fund the plan from 0-5% of each employees annual gross compensation. In 1993 the Board voted to fund the program at 5% for such year based upon the groups exceeding its Annual Operating Plan. This amounted to $417,000 in 1993.

MLX executive officers, including the President and CEO, are not eligible to participate in the profit sharing contribution portion of the Defined Contribution Plan.

The Compensation Committee


Alfred R. Glancy III, Chairman
Willem F.P. de Vogel
W. John Roberts

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

Set forth below is a line graph comparing, for the five-year period ending December 31, 1993, the cumulative total shareholder return (stock price increase plus dividends, divided by beginning stock price) on the Companys Common Stock with that of (i) all U.S. companies quoted on NASDAQ and (ii) non-financial companies quoted on NASDAQ. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


             Comparison of Five Year Cumulative Total Return
          Among the Company, The NASDAQ Stock Market and NASDAQ
                        Non-Financial Stocks

[DESCRIPTION]
GRAPHIC #2: Artwork - (1) Bar Graph. The following information is the Data
            Points for Graph of Stock Performance
WHERE:      Located on Page 12 of Proxy Statement

                                            NASDAQ      NASDAQ       MLX
Stock Price Performance                       U.S.     NON-FINA      CORP
                              12/31/88      100.000     100.000    100.000
Chart 6                       12/31/89      121.244     125.099     71.429
Chart 6                       12/31/90      102.958     110.129     25.143
                              12/31/91      165.206     177.325     16.057
                              12/31/92      192.104     193.931     28.571
                              12/31/93      219.214     222.282     30.000

OPTION GRANTS

The following table sets forth information with respect to grants of stock options under the Companys Stock Option Plan during the last fiscal year to the Companys Chief Executive Officer and the other executive officers named in the Summary Compensation Table above. No stock appreciation rights were granted during the last fiscal year. In addition, in accordance with Securities and Exchange Commission Rules, the hypothetical gains or "option spreads" that would exist for the respective options, based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term, are also reflected:


                             Option Grants in Last Fiscal Year

                           Individiual Grants
                                                                         Potenital realizable value
                                                                         at assumed annual rates of
                                                                          stock price appreciation
                                                                              for option term
Name                     Number of  Percentage of Exercise of Expiration   5%($)            10%($)
                         securities total options base price     date
                         underlying  granted to     ($/Sh)
                          options     employees
                          granted   in fiscal year
Brian R. Esher              -0-          -0-          -0-        --            --              --
Thomas C. Waggoner       7,500           64%       $4.25      10/04/98     $9,572         $12,075
RonaldE. Grambo             -0-          -0-          -0-        -0-           --              --

OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table shows for the Companys Chief Executive Officer and the other executive officers named in the Summary Compensation Table above the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1993, and the values for "in-the-money" options, based on the positive spread between the exercise price of any such existing stock options and the year-end price of the Companys Common Stock.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                       Shares      Value         Number of unexercised       Value of unexercised
Name                Acquired on  Realized        options at December 31,   in-the-money options at
                    Exercise (#)   ($)            1993 (No. of shares)        December 31, 19931
                                               Exercisable  Unexercisable Exercisable Unexercisable
Brian R. Esher          -0-        -0-           190,400           -0-      $47,600          -0-
Thomas C. Waggoner      -0-        -0-             5,833        6,667       $11,666     $ 9,584
Ronald E. Grambo        -0-        -0-            13,333        6,667       $36,666     $18,334

<F1>(1)  Based on closing stock price of $5.25 on December 31, 1993.

RETIREMENT PLANS

In 1987, the Board of Directors of MLX adopted the MLX Corp., SinterMet Corporation (now known as S.K. Wellman Limited, Inc.) and The S.K. Wellman Corp. Retirement Plan for Salaried Employees ("Retirement Plan"). The Retirement Plan covered all employees of S.K. Wellman Limited, Inc. and The S.K. Wellman Corp. (both of which are subsidiaries of MLX) and MLX, excluding employees who are members of a collective bargaining unit. It provided for annual retirement benefits based on the employees final average salary and on the number of years of employment by one of the companies.

On September 30, 1992, the Company terminated the Retirement Plan for salaried employees. Upon settlement of the Retirement Plan in June 1993, the Company purchased annuities to fund the obligations of the participants or funded a rollover into the participants 401(k) account. Of the executive officers identified on the Summary Compensation Table above, only Mr. Grambo was a participant in the Retirement Plan. The amount rolled over into the 401(k) account of Mr. Grambo was $234,818.

DIRECTORS FEES

Directors who are not employees of the Company receive a quarterly retainer of $2,500 and a meeting fee of $400 per meeting attended.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

Effective as of February 11, 1991, the Company and Brian R. Esher entered into an employment agreement wherein Mr. Esher agreed to be employed as the Chairman, President & Chief Executive Officer of MLX for a period for three years, subject to earlier termination for cause as provided in the agreement. Under the terms of the agreement, Mr. Esher received a lump sum payment of $400,000 upon signing the agreement and was granted a seven-year option to purchase 190,400 shares (as adjusted to account for the 1993 reverse stock split) of MLX common stock at $5.00 per share. As of December 31, 1993, all such options are vested. Mr. Eshers employment agreement was amended as of February 11, 1992, as a result of the substantial change in the Company resulting from the sale of its Refrigeration & Air Conditioning group (the "RAC Group"). The Amendment acknowledged the other duties that Mr. Esher now has as the Chief Executive Officer of the new Refrigeration & Air Conditioning group company. See "Compensation Committee Interlocks and Related Transactions."

Based on a review of Mr. Eshers employment agreement, the Company and Mr.
Esher have amended his employment agreement effective as of January 1, 1994, and have extended the term for one year, through December 31, 1994. Under the terms of the amended agreement, Mr. Esher will receive a base salary of $125,000 per year. Mr. Esher will also receive a bonus based upon the Companys performance versus its budgeted pre-tax operating income. If the Company earns 90% of its budgeted pre-tax operating income, Mr. Esher will receive a bonus of $25,000. For every percentage point by which the Company exceeds 90% of its budgeted pre-tax operating income, Mr. Esher will receive an additional $2,500 in bonus payments, up to a maximum of $75,000 if the Company earns 110% or more of its budgeted pre-tax operating income.

In the event that any existing or new shareholder increases their percentage ownership interest of the Companys Common Stock by 5% or more, then simultaneously with such acquisition, the options described above will be converted to a stock appreciation right ("SAR") which will have substantially identical economic results to Mr. Esher. Upon the consummation of the acquisition of the Common Stock by the Investor Group, as described in "Compensation Committee Interlocks and Related Transactions," the option converted into an SAR. Within 30 days of becoming aware of such conversion, a majority of the Board of Directors who are not employed by the Company ("Disinterested Directors") may elect to rescind, in whole or in part, the automatic conversion of the option to a SAR, and in 1993 the Disinterested Directors voted to restore the SARs to options.

Under Mr. Eshers amended employment agreement, if MLX or S.K. Wellman Limited files for protection under the bankruptcy code, Mr. Esher will receive his base salary for the remainder of the agreement, but he will be free of any continuing obligation to perform any duties under the agreement.

         COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS

Messrs. de Vogel, Glancy, and Roberts served on the Compensation Committee of the Board of Directors for the past fiscal year. None of the members of the committee served as an officer of the Company or any of its subsidiaries during the preceding fiscal year.

On March 19, 1992, the Company consummated a sale of its RAC Group and a restructuring of the Companys and its subsidiaries debt obligations to its senior lenders (such sale and debt restructuring are referred to collectively herein as the "1992 Restructuring").

Following its sale of the RAC Group, the Company entered into a Management Services Agreement, dated March 19, 1992 (the "Management Services Agreement"), with Pameco Holdings, Inc., the purchaser of the RAC Group, pursuant to which the Company provided management, operational and administrative services to the RAC Group for a fee of $30,000 per month. In 1993, this agreement was amended to provide for the transfer of certain employees to Pameco Holdings and for the Company to pay a monthly fee of $5,000 to Pameco Holdings for shared expenses, including the lease of common office space and for the services of the transferred employees. Under the Management Services Agreement, Pameco Holdings paid the Company $81,500 in fees (net of amounts paid by the Company to Pameco Holdings under the post-amendment version of the Management Services Agreement) during 1993.

As an integral part of the 1992 Restructuring, Brian R. Esher and Pameco Holdings entered into an employment agreement providing that in addition to his duties as the Chairman, President and Chief Executive Officer of the Company, Mr. Esher will perform other duties as the Chairman, President and Chief Executive Officer of Pameco Holdings. Mr. Eshers agreement with Pameco Holdings also required him to acquire an 8.5% equity interest in the common stock of Pameco Holdings and to make certain other investments in Pameco Holdings. See "Employment Agreements" under the caption "Remuneration of Directors and Executive Officers" above for additional details concerning Mr. Eshers employment arrangements with the Company. Messrs. Askren and Kallgren, also executive officers of the Company, are also employees of Pameco Holdings. See "Managements Discussion and Analysis of Financial Condition and Results of Operations" contained in the 1993 Annual Report to Shareholders, enclosed with this Proxy Statement, for a more detailed discussion of the 1992 Restructuring.

The Investment Group that purchased the assets of the RAC Group was led by Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Willem F.P. de Vogel, a member of MLXs Board of Directors since 1986 and a member of the Companys Compensation Committee, is the president of Three Cities Research, Inc. Messrs. Uhrig and Wagner, directors of the Company, are both Managing Directors of Three Cities Research, Inc.

In connection with the Investor Groups acquisition of the Companys outstanding zero coupon bonds and shares of Common Stock from certain of the Companys lenders, the Company entered into a Nomination Agreement with the Investor Group, dated December 15, 1992, whereby the Investor Group may nominate up to three directors to the Board. In 1993 and 1994, Messrs. Uhrig and Wagner have been nominated by the Investor Group pursuant to the Nomination Agreement.

On January 15, 1993, the Company exchanged 100,000 shares of its newly authorized shares of $30 per share Series A Preferred Stock and approximately $24,000 cash for zero coupon bonds with a carrying value of approximately $7,674,000 held by the Investor Group. At the same time, the Company issued an additional 100,000 shares of its Series A Preferred Stock and paid approximately $19,000 in cash in exchange for notes, valued at $3,116,000, acquired by the Investor Group in December 1992.

In April 1993 the Company exchanged 64,000 shares of its $30 Series A Preferred Stock and cash of $14,000 for zero coupon bonds with a carrying value of $4,895,000 held by the Investor Group. At the same time, the Company issued 1993 Variable Rate Notes with a redemption value of $1,444,000 to The Equitable Life Assurance Society of the United States and certain affiliates (collectively, "Equitable") in exchange for zero coupon bonds owned by Equitable with a carrying value of $3,629,000.

As of December 31, 1992, the Company purchased the outstanding 13.7% minority interest in its S.K. Wellman Limited, Inc. subsidiary by issuing notes in the aggregate principal amount of $2.5 million to the owners of the minority interests. The notes bear interest at the greater of 12% or prime plus 3%. In connection with the execution of the Companys 1993 senior credit facility, these notes were paid down by $1.9 million, and in December 1993, the notes were paid in full. Teribe Limited, a holder of approximately 5.39% of the Companys Common Stock, held a 10.6% minority interest in S.K. Wellman Limited, Inc., and its holdings were redeemed in this transaction. For more details concerning Teribe Limiteds ownership of the Companys Common Stock see "Security Ownership of Certain Beneficial Owners."

                 RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Ernst & Young has served as the Companys independent accountants for many years, including the year ended December 31, 1993. The selection of independent accountants is subject to annual review and recommendation by the Audit Committee and final decision by the Board of Directors. The selection of independent accountants for 1994 has not yet been made. The Companys Bylaws do not require that the shareholders approve the selection of independent accountants. A representative of Ernst & Young is expected to be at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.


                             MISCELLANEOUS

SHAREHOLDER PROPOSALS

Pursuant to the general rules under the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 1995 Annual Meeting of Shareholders must be received by management of the Company at its executive offices on or before December 31, 1994.

OTHER MATTERS

It is not expected that any other matters are likely to be brought before the meeting.

                                           By Order of the Board of Directors,


                                           James D. Askren II, Secretary